Exhibit (h)(21)

Grisanti Brown & Partners LLC

Investment Managers

45 Rockefeller Plaza, 17th Floor

New York, NY 10111

January 27, 2009

Mr. Stacey E. Hong

President, Forum Funds

Three Canal Plaza, Suite 600

Portland, Maine 04101

RE:	Contractual Waivers and Reimbursements

Dear Mr. Hong:

Grisanti Brown & Partners LLC (the “Adviser”) agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses (excluding taxes, interest, portfolio transaction expenses and extraordinary expenses) for Grisanti Brown Value Fund do not exceed the levels listed below through the period from February 1, 2009 through January 31, 2019:

Grisanti Brown Value Fund—Investor Shares                     1.25%

This agreement can only be terminated or amended upon the approval of the Forum Funds’ Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund. Unless otherwise amended or terminated, this agreement will terminate on January 31, 2019.

Very truly yours,

Grisanti Brown & Partners LLC

By: /s/ Vance C. Brown

Name: Vance C. Brown

Title: Principal